Exhibit 99.1

Mitesco Moves Emphasis to Acquisitions & Strategic Initiatives

Minneapolis, MN, May 16, 2023 (GLOBE NEWSWIRE) -- via NewMediaWire -- Mitesco, Inc. (OTCQB: MITI and www.mitescoinc.com, the “Company” or “Mitesco”) today is updating its shareholders as it moves to emphasize its long-held direction to acquire healthcare related businesses, targeting predominantly technology and services. With regard to the progress of its project aimed at reshaping The Good Clinic's business operations to align with the realities of the current capital markets, it has recently disclosed incremental financing arrangements, generally with its historical investors, as noted on Form 8k filed on April 18, 2023, and it continues that process. The discussion herein is subject to the forward-looking statement as noted below.

“Since inception we have been shaped as a holding company structure, with a goal to acquire, grow and ultimately, when appropriate, spin out maturing businesses to the shareholders as dividends. We will now put greater emphasis on that original goal and are looking at a number of smaller providers in the healthcare technology, services, and staffing areas that may represent excellent investing opportunities. We recognize the value of our large shareholder base, and years of experience as a public company, and we believe those attributes may prove helpful as other, less qualified groups with growth potential, seek financing alternatives,” said Larry Diamond, CEO.

“The benefit to technology and services offerings is that they may require far less capital that is needed to build out a network of clinic sites, both in facility costs and in staffing overhead. Again, thinking that the capital markets may well be tight going forward, we would like to seek situations that are cash flow-oriented, and less capital intensive, to balance our operations” explained Diamond.

When asked about the clinic business unit, he commented, “As we noted late last year, The Good Clinic business was able to achieve a number of its goals during the 18 months since the beginning, including a remarkable level of client satisfaction, excellent healthcare outcomes, and rather sizable recruitment of new clients. Those are key measurements of our success, though the overall business results underperformed due to a general lack of available capital to fully fund the business plan. The changes in the capital markets from 2020 when we started have made it clear we needed to consider a different approach, one that required less capital in the early stages. We have looked at a number of other clinic operations, both large and small, and have a revised approach which we intend to implement as the funding presents itself,” explained Larry Diamond, CEO.

He continued, “The changes in the revised clinic approach may include a larger assortment of services, including cosmetic, personal care, diet treatment and support, physical therapy, chronic care, women’s health, and other services aimed at the consumer population. We are working diligently to wind down the locations that we do not intend to proceed with and make sure the locations going forward include a broader audience in both size and age. As to the number of sites, we intend to begin with one and gain confidence that the new product mix and staffing will generate the results we need. We expect this to operate on a much more limited funding approach, and we are still working with our investment bankers to ensure the capital is of the size and structure needed.”

The Company also notes that its Form 10K for the period ended December 31, 2022, and its Form 10Q for the period ended March 31, 2023, are in process, with expectations for completion before the end of the month. Further, both the Company and its investment bankers remain on a path toward an uplist to Nasdaq as soon as practical.

About The Good Clinic™

A wholly owned subsidiary of Mitesco, Inc. (www.mitescoinc.com), The Good Clinic, LLC is a tech-forward, whole-person primary care practice that co-partners with clients ages 12 and older. Staffed by experienced nurse practitioners focused on preventive care, The Good Clinic™ offers clients routine medical care, chronic condition management, acute care, and wellness care services with both in-person and virtual care options.

About Mitesco Inc.

Mitesco is building a next-generation healthcare solution, providing healthcare services and technology to make healthcare more accessible, higher quality, and more affordable. The Mitesco team has extensive experience in building successful growth situations within the healthcare industry, using both organic and acquisition growth strategies. Mitesco embraces that when consumers' expectations are exceeded the business performance does so as well. Mitesco's operations and subsidiaries include The Good Clinic, LLC. The Good Clinic is a wholly owned subsidiary of Mitesco N.A. LLC, the holding company for North American operations. Learn more at mitescoinc.com and twitter.com/mitescoinc.

Contact:

Mitesco Investor Relations

Jimmy Caplan

jimmycaplan@me.com

512.329.9505

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the expected foreclosure of several of our clinics. Words such as “expects,” “anticipates,” “aims,” “projects,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” “foresees,” “forecasts,” “predicts,” “targets,” “commitments,” and variations of such words and similar expressions are intended to identify such forward-looking statements. We caution you that the foregoing may not include all the forward-looking statements made in this press release.

These forward-looking statements are based on the Company’s current plans, assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the Company’s control. Actual results and the timing of events may differ materially from those contemplated by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the risk that the liens could result in defaults under the Company’s leases for the affected clinic locations; the risk that the amounts due under the leases could be accelerated; the risk that defaults under the Company’s leases could trigger other damages and remedies; the risk that commenced and threatened litigation may result in material judgements against the Company; the risk that foreclosure of the Company’s clinics may adversely affect the Company’s internal programs and the Company’s ability to recruit and retain skilled and motivated personnel, and may be distracting to employees and management; the risk that foreclosure of the Company’s clinics may negatively impact the Company’s business operations and reputation with or ability to serve customers; and other risks and uncertainties included in the Company’s reports on Forms 10-K, 10-Q, and 8-K and in other filings the Company makes with the Securities and Exchange Commission from time to time, available at www.sec.gov.